EXHIBIT 99.1

5995 Opus Parkway Minnetonka, MN 55343 952.912.5500 952.912.5999 (Fax) 1.800.GKCARES www.gkservices.com
Press Release
FOR IMMEDIATE RELEASE:       May 22, 2008
For Further Information:
At the Company:
Jeffrey L. Wright, Senior Vice President and Chief Financial Officer
Shayn R. Carlson, Director of Investor Relations
952.912.5500
G&K SERVICES ANNOUNCES THE ADDITION
OF LYNN CRUMP-CAINE TO ITS BOARD OF DIRECTORS
MINNEAPOLIS, MN, May 22, 2008 — G&K Services, Inc. (NASDAQ: GKSR), a market leader in branded identity apparel programs and facility services, announced today that Lynn Crump-Caine has joined G&K Services’ Board of Directors.
“We are very pleased to have Lynn join our board,” said Richard Marcantonio, chairman and chief executive officer of G&K Services, Inc. “Her extensive business background with one of the world’s best known brands adds further expertise to G&K’s board. Lynn brings broad executive leadership and comprehensive multi-location operating experience that will add significant value to G&K.”
Ms. Crump-Caine is the Chief Executive Officer of Outsidein Consulting, an organizational performance and strategy development consulting firm she founded in 2004 to assist leaders in driving business results through executive coaching, leadership development and strategic planning. Previously, Ms. Crump-Caine worked with McDonald’s Corporation for more than thirty years, where she held several executive positions, including executive vice president of Worldwide Operations and Restaurant Systems, executive vice president of U.S. Restaurant Systems and senior vice president of U.S. Operations.
“Ms. Crump-Caine adds further depth to our board,” said Lenny Pippin, presiding director of G&K’s board of directors. “We look forward to benefiting from her strategic insight and operational experience as a member of G&K’s board.”

Ms. Crump-Caine also serves on the board of Krispy Kreme Doughnuts, Inc., where she is a member of that board’s compensation and governance committees. In addition, Ms. Crump-Caine serves as Vice Chair of the Board of Directors of Advocate Health Care, the largest fully integrated not-for-profit health care delivery system in Metropolitan Chicago. Ms. Crump-Caine also serves on the compensation committee of this board, and on its executive committee. Ms. Crump-Caine is a recipient of the 1995 McDonald’s President Award, the top honor given by senior management for employee performance.
Safe Harbor for Forward-Looking Statements
Statements made in this press release concerning our intentions, expectations or predictions about future results or events are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007.
About G&K Services, Inc.
Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 160 processing facilities and branch offices, serving more than 160,000 customers.
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